Exhibit 10.33
CUSTODIAL SERVICE AGREEMENT AND FEE SCHEDULE
This agreement, dated as of May 1, 2006, is made by and between Branch Banking and Trust Company of Virginia, as Custodian (“Custodian”). and Gladstone Commercial Corporation (“Company”). This agreement is made for the purpose of setting forth the respective responsibilities of each party and specifying the fees to be paid.
WHEREAS, the Company from time to time may desire to deposit with the Custodian certain secured promissory notes (the “Securities”) to hold on the Company’s behalf, and in such event or events the parties to this Agreement shall perform in the capacities enumerated herein, and
WHEREAS, the parties to this Agreement wish to agree among themselves as to the duties to be performed and the fees associated with such performance, and
WHEREAS, it is intended that this Agreement shall remain in effect until terminated or amended by the parties hereto,
NOW, THEREFORE, the parties agree as follows:
1.	The duties of the Custodian shall be enumerated on Exhibit A attached to this Agreement and incorporated herein.

2.	The fee schedule attached to this Agreement as Exhibit B and incorporated herein shall apply for a period of one year from the date that Custodian assumes responsibility. Thereafter, the parties hereto may adjust the fee schedule from time to time as agreed. Custodian will bill Company at the end of each quarter for fees incurred during such prior quarter.

3.	The parties agree that Company or any party designated by Company may conduct periodic audits or reviews of the files maintained by the Custodian hereunder, and Custodian will make its facilities and personnel available during normal business hours as reasonably requested by Company in order to facilitate any such audit or review. The parties agree that no addition charges will be assessed in connection with any audit or review.

4.	Company agrees that it shall indemnify, release, hold harmless and defend Custodian and its directors, officers, employees, and agents from and against any liability, claims, demands, obligations, or contentions asserted by any person or entity, including without limitation all attorney’s fees, whether or not suit is instituted, and other costs and expenses connected therewith, arising out of or in any way connected with this Agreement provided, Custodian shall not be relieved from liability resulting from its willful malfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement.

5.	In the event of conflicting claims, demands, obligations or contentions asserted by anyone, including, without limitations, by Company, with respect to any document held hereunder, Company acknowledges and agrees that the Custodian shall have no duty to adjudicate such claims. Company agrees that in the event of such conflicting claims, demands obligations or contentions, the Custodian shall be entitled to initiate an action in the nature of an interpleader in any court of competent jurisdiction and that the Custodian shall be entitled to make claim for and to receive from the value of the documents deposited hereunder all funds due to the Custodian from Company pursuant to the indemnity granted and all of the Custodian’s costs and expenses, including, without limitations, attorney’s fees, arising out of or in any way incident or related to such action in the nature of an interpleader, which claims by the Custodian shall have first priority status among the claims asserted against the documents.

6.	This Agreement may be amended at any time by written agreement of the parties.

7.	Any party may terminate this Agreement by providing ten (10) days advance written notice to the other party.

8.	This agreement shall be interpreted under the laws of the Commonwealth of Virginia.

9.	All notices and communications hereunder shall be in writing and shall be deemed to have been given when delivered in person, by electronic transmission (promptly followed by hard copy) or by first class mail.
A) If to the Company:
          Gladstone Commercial
          1521 Westbranch Drive
          Suite 200
          McLean, Virginia 22102-1625
          Attention: Mr. Harry Brill
B) If to the Custodian:
          Branch Banking and Trust Company of Virginia
          223 West Nash Street
          Wilson, North Carolina 27893
          252-246-4116 (office)
          252-246-4303 (facsimile)
          Attention: Corporate Trust Services

EXHIBIT A
CUSTODIAN DUTIES
•	Receive delivery and hold certain secured promissory notes delivered by the Company.

•	Receive promissory notes and deliver to vault for safekeeping. The vault adds the documents and agreements to the records by assigning security numbers.

•	Take appropriate action to comply with Company requests or deny requests with reasonable explanation.

•	Withdraw and deliver promissory notes as requested by the Company within three business days.

EXHIBIT B
CUSTODIAL FEE SCHEDULE
Branch Banking and Trust Company of Virginia — Corporate Trust Services Department:
Custodial Services Fee Schedule Prepared for
GLADSTONE COMMERCIAL
Annual Fees:
0 — 10 Custodial Files -           $250 per file
($500 Base Fee — Minimum)
Miscellaneous
1.	Annual Base Fee is applicable for each annual period or portion thereof.

2.	The (first) Annual Base Fee is due upon acceptance of account.

3.	Document File fees will be billed quarterly, in arrears per Section 2 of the Custodial Service Agreement.

4.	Courier and other delivery charges will be billed to the Company. Routine mail charges are not billed.

5.	Where extraordinary services are required or requested an additional charge may result based on the time expended, expenses incurred and the responsibility involved.

Accepted By:	/s/ Harry Brill	Date: 5/1/2006

EXHIBIT C
INSTRUCTIONS TO RELEASE DOCUMENTS OR SECURITIES
To: BRANCH BANKING AND TRUST COMPANY
     The undersigned hereby authorize and direct you to disburse and release the Securities, as defined in that certain Custodial Service Agreement dated May 1, 2006, and entered into by and among Gladstone Commercial Corporation and BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, to the officers of Gladstone Commercial Corporation designated below:
     David Gladstone
     Terry Brubaker
     George Stelljes III
     Harry Brill
     and in the following manner (i.e., United States Postal Service or Express Mail (indicate address for mailing), pursuant to instructions provided below):
     Via Federal Express to 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102, or such other address as designated by the officers listed above.
     Dated this 1st day of May, 2006.

GLADSTONE COMMERCIAL CORPORATION

/s/ Harry Brill

By:	Harry Brill
Title:	Chief Financial Officer